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                                                                     EXHIBIT 3.1


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                       AQUAPENN SPRING WATER COMPANY, INC.

         AquaPenn Spring Water Company, Inc., a corporation organized and existing under and by virtue of the Business Corporation Law of Pennsylvania, DOES HEREBY CERTIFY:

         A. The corporation was incorporated in Pennsylvania on November 5, 1986.

         B. These Restated Articles of Incorporation restate and integrate but do not further amend the Articles of Incorporation, as amended, of the Corporation, and there is no discrepancy between those provisions and the provisions of these Restated Articles of Incorporation.

         C. These Restated Articles of Incorporation were duly adopted by the Board of Directors of the corporation without a vote of the shareholders in accordance with the provisions of Section 1914(c) of the Business Corporation Law of Pennsylvania.

         D. The text of the Articles of Incorporation as amended or supplemented heretofore is hereby integrated and restated to read as herein set forth in full:

1.       The name of the corporation is:  AquaPenn Spring Water
         Company, Inc.

2. The address of the corporation's registered office in the Commonwealth of Pennsylvania is: One AquaPenn Drive,
         Milesburg, Pennsylvania 16853 (Centre County)

3. The corporation is incorporated under the provisions of the Business Corporation Law, Act of May 5, 1933, as amended.

4. The purpose of the corporation is to engage in and to do any lawful act or acts concerning any or all lawful businesses for which corporations may be incorporated under the provision of the Business Corporation Law of Pennsylvania, Act of May 5, 1933, P.L. 364, as amended and supplemented, and to do all things and exercise all powers, rights and privileges which a business corporation may now or hereafter be organized or authorized to do or to exercise under the said Business Corporation Law of Pennsylvania, as amended and supplemented from time to time.

5.       The term for which the corporation is to exist is perpetual.

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6.       The aggregate number of shares which the Corporation shall have the authority to issue is 102,000,000, comprised of two classes of stock:
         100,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, par value $1.00 per share.

         The designations, preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are as follows:

         Common Stock:

         (a) Voting Rights. The holders of shares of the common stock of the Corporation shall not have cumulative voting rights in the election of directors.

         Preferred Stock:

         (a) Issuance of Preferred Shares in Series; First Series. The preferred shares shall be non-voting shares and shall be issued from time to time in series. The first series shall be designated Series A Preferred, shall consist of 2,000,000 shares, shall have no dividend preference, shall not be redeemable, shall grant to the holders thereof certain liquidation privileges as set forth in subparagraph (d) hereof, and shall be convertible to common shares as provided in subparagraph (e) hereof. The shares of such series shall otherwise be subject to the provisions of this Article applicable to all series of the preferred shares, and additional provisions with respect to such series shall be fixed by the Board of Directors as provided in subparagraph (b) of this Article.

         (b) Authority of Board of Directors to Fix Terms of Series. All preferred shares shall be of equal rank and identical, except in the particulars that may be fixed by the Board of Directors as provided in this subparagraph (b). The Board of Directors is hereby authorized and required to fix, in the manner and to the full extent provided and permitted by law, all provisions of the shares of each series not otherwise set forth in these Articles and insofar as such provisions shall not be inconsistent with the provisions of this Article applicable to all series of preferred shares, including, but not limited to:

                  (i) Series Designation. The distinctive designation of all series and the number of shares which shall constitute such series (except the first series, the designation, and number of shares of which are set forth in subparagraph (a) above), which number may be increased (except where otherwise provided by the Board of Directors in its resolution creating such series) or decreased (but

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         not below the number of shares thereof then-outstanding)
         from time to time by resolution of the Board of Directors;

                  (ii) Dividend Rate and Rights. The annual rate of dividends payable on the shares of all series (except the first series, which shall have no dividend preference), the date from which dividends shall be cumulative on all shares of any series issued prior to the record date for the first dividend on shares of such series, and the dividend rights applicable to the shares of all series;

                  (iii) Redemption Price. The redemption price or prices, if any, for the shares of each, any or all series;

                  (iv) Sinking Fund. The obligation, if any, of the Corporation to maintain a sinking fund for the periodic redemption of shares of any series and to apply the sinking fund to the redemption of such shares;

                  (v) Voluntary Liquidation Preferences. The amount payable on shares of each series in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Corporation;

                  (vi) Conversion Rights. The rights, if any, of the holders of shares of each series to convert such shares into common shares and the terms and conditions of such conversion.

         (c) Dividends. The holders of the Series A Preferred Shares shall not be entitled to any dividend preference. The holders of the preferred shares of each other series in preference to the holders of the Class A Preferred Shares or the common shares, shall be entitled to receive dividends, out of any funds legally available therefor, as and when declared by the Board of Directors, at the rate for such series as provided in subparagraph (b) hereof, payable quarterly on the last day of January, April, July and October, respectively, in each year, with respect to the quarterly period ending on such respective payment date, except that the first dividend on such initial issue of any series of preferred shares shall be payable on the quarterly dividend payment date next succeeding the expiration of thirty (30) days after the date any shares of such series are issued.

         (d)      Liquidation Preference.

                  (i) Voluntary or Involuntary Dissolution. In the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of the common shares, the holders of the

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         preferred shares shall be entitled to be paid in full the respective amounts fixed in allowance with the provisions of subparagraph (b) hereof.

                  (ii) Insufficient Assets. If, on any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the assets of the Corporation are insufficient to permit full payment to the preferred shareholders as herein provided, then, the holders of any series of the preferred shares shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

                  (iii) Participation Rights Where Assets Sufficient. If, on any liquidation, dissolution, or winding up of the affairs of the Corporation, payment shall have been made in full to the holders of the preferred shares, as provided in subparagraph (d)(i), above, the remaining assets and funds of the Corporation shall be distributed equally to all outstanding shares, preferred and common, share for share.

                  (iv) Dissolution as Not Involving Consolidation or Merger. Neither the consolidation or merger of the Corporation, nor the lease or conveyance of all or substantially all of its assets, shall be deemed a liquidation, dissolution, or winding up of the affairs of the Corporation within the meaning of this subparagraph (d) or within the meaning of the provisions of subparagraph (b) hereof.

         (e)      Conversion Rights of First Series.

                  (i) Conversion Rights. The holder of any shares of the first series of Preferred Shares at any time shall, at his option on delivery to the Corporation of his written notice electing to convert said shares to common shares and on surrender at the office of the Corporation or office of the transfer agent for such shares of the certificate or certificates for such preferred shares, duly endorsed to the Corporation, be entitled to receive one (1) common shares for each preferred share so converted.

                  (ii) Adjustments. Provided, however, that the conversion ratio of common shares to be issued pursuant to a conversion of preferred shares under subparagraph (i) of this subparagraph (e) shall be adjusted only in the event of a stock dividend or stock split so as to preserve, so far as is reasonably possible, the original conversion rights of the preferred shares. No adjustment to the conversion ratio under subparagraph (i) shall be made by reason of any increase in the authorized shares of common stock of the Corporation or by reason of the issuance of common stock for cash, property or services.

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                  (iii) Fractional Shares. When required for a complete
         conversion of the preferred shares, the Corporation shall issue fractional shares, or certificates evidencing such fractional shares, calculated to the nearest 1/100th of a share, fractions of less than 1/100th of a share being disregarded, on such terms and subject to such conditions as may be fixed by the Board of Directors. Fractional shares shall entitle the holder to exercise fractional voting rights, to receive dividends thereon and to participate in any of the assets of the Corporation in the event of liquidation.

                  (iv) Cancellation of Converted Shares. The initial series of shares so converted shall not be reissued and shall cease to be part of the authorized shares of the Corporation.

                  (v) Reservation of Sufficient Common Shares for Conversion. The Corporation shall at all times, reserve and keep available out of its authorized but unissued common shares, solely for the purpose of effecting conversion of its initial series of shares, the full number of common shares deliverable on conversion of all preferred shares from time to time outstanding.

         (f) Voting. Except as otherwise expressly required by law, in all matters as to which the vote or consent of the Corporation shall be required or be taken, including any increase or decrease in the amount of authorized capital stock of the Corporation, the respective holders of the shares of common stock only shall each be entitled to one vote for each share of such stock held by them, respectively.

7. These articles of incorporation may be amended in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

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